Exhibit 99.1

VELO3D, INC.

July 25, 2025

Notice to Warrant Holders

Dear Warrant Holder:

Reference is made to that certain Warrant Agreement (the “Warrant Agreement”), by and between Jaws Spitfire Acquisition Corporation (n/k/a Velo3D, Inc.) (the “Company”) and Continental Stock Transfer & Trust Company, as warrant agent, dated as of December 7, 2020.

This letter constitutes a notice pursuant to Section 4.6 of the Warrant Agreement and in accordance with the notice provisions contained in Section 9.2 thereof. All capitalized terms not separately defined in this notice shall have the same meanings as defined in the Warrants.

The Company is writing to inform you, as a registered holder of one or more Warrants, that the Company has effected a reverse stock split of the issued and outstanding shares of common stock, $0.00001 par value (the “Common Stock”), of the Company (the “Reverse Stock Split”). The Board of Directors of the Company has approved the Reverse Stock Split at a ratio of 1-for-15. On July 25, 2025, the Company filed a Certificate of Amendment to the Company’s Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware to effect the Reverse Stock Split, effective as of July 28, 2025 (the “Effective Date”).

Prior to the Effective Date, each Warrant was exercisable for one thirty fifth (1/35) of a fully paid and non-assessable share of Common Stock, and the Warrant Price was $402.50 per whole share. Pursuant to Sections 4.2 and 4.3 of the Warrant Agreement, on the Effective Date, each then-outstanding Warrant will be adjusted such that (subject to any future adjustment pursuant to the Warrant Agreement’s terms):

●	the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to the decrease of the number of issued and outstanding shares of Common Stock following the Reverse Stock Split, resulting in such Warrant being exercisable for one five hundred twenty fifth (1/525) of a share of Common Stock; and

●	the Warrant Price shall be adjusted by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be one (1) (the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment), and (y) the denominator of which shall be one fifteenth (1/15) (the Reverse Stock Split ratio), resulting in an adjusted Warrant Price of $6,037.50 per whole share.

The Reverse Stock Split was previously approved by the stockholders of the Company at an annual meeting held on June 27, 2025.

If you should have any questions, please do not hesitate to contact Investor Relations, investors@velo3d.com.

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IN WITNESS WHEREOF, the Company has caused this letter to be executed by its Chief Financial Officer as of the date hereof.

VELO3D, INC.

By:	/s/ Hull Xu
Name:	Hull Xu
Title:	Chief Financial Officer